EXHIBIT 3.1

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

CERTIFICATE of AMENDMENT (PURSUANT TO NRS 78.385 and 78.390

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:
Pharmos Corporation

2.	The articles have been amended as follows (provide article numbers, if available):

The first paragraph of Article FOURTH of the Corporation’s Restated Articles of Incorporation is amended to read as follows:

“The total number of shares of stock which the corporation shall have authority to issue is sixty-one million two hundred fifty thousand (61,250,000), of which sixty million (60,000,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to One Million Eight Hundred Thousand Dollars ($1,800,000), shall be Common Stock, and of which one million two hundred fifty thousand (1,250,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Thirty-Seven Thousand Five Hundred Dollars ($37,500), shall be Preferred Stock.”

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

94% FOR; 6% AGAINST

4.	Effective date of filing (optional):	_______________________________________________________
5.	Officer signature (required):	/s/ James A. Meer	James A. Meer Sr. Vice President & CFO

*              If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003

(Revised on 11/03/03)